 Exhibit 11.1

                          NEWFIELD EXPLORATION COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE
         (In thousands of dollars, except share and per share amounts)


                                Three Months Ended        Nine Months Ended
                                  September 30,             September 30,
                              ----------------------   ---------------------
                                 1997        1996         1997       1996
                              ----------  ----------   ---------- ----------
Net income for earnings
      per share               $   8,715   $   8,673    $  28,375  $  24,551
                              =========   =========    =========  =========
Earnings per share            $    0.23   $    0.23    $    0.75  $    0.66
                              =========   =========    =========  =========

Calculation of weighted
     average shares
     outstanding:

     Common stock,
     weighted average         35,759,265  34,991,076  35,506,533  34,785,404
     Common stock
     equivalents               2,360,964   2,558,270   2,264,745   2,346,426
                              ----------  ----------  ----------  ----------
     Total common stock
     and equivalents
     outstanding for
     earnings per share       38,120,229  37,549,346  37,771,278  37,131,830
                              ==========  ==========  ==========  ==========